Exhibit 99.1

WHAMOND TO BECOME CHIEF OPERATING OFFICER
OF HCC INSURANCE HOLDINGS, INC.
IRICK ELECTED CHIEF FINANCIAL OFFICER
HOUSTON (June 1, 2010) . . .
HCC Insurance Holdings, Inc. (NYSE: HCC) announced today that W. Tobin Whamond, Executive Vice President and Chief Financial Officer of HCC Insurance Holdings, Inc., will become Chief Operating Officer effective August 10, 2010 and Brad T. Irick, who was hired on May 10, 2010 as an Executive Vice President of the Company, will become its Chief Financial Officer also effective that date. Mr. Irick was formerly with PricewaterhouseCoopers for 18 years, where he served as audit Partner for several multinational public insurance company clients, including the Company between 2004 and the first half of 2007. Prior to PricewaterhouseCoopers, Mr. Irick was at KPMG for three years.
“As HCC continues to execute its strategy for growth across business lines and geographies, now is the time to expand Tobin’s responsibilities beyond finance,” HCC Chief Executive Officer John N. Molbeck, Jr., said.
“Brad Irick joins HCC with a strong insurance industry background and brings the skills necessary to immediately add value and continue our efforts to develop a scalable, best in class organization,” Mr. Molbeck commented.
Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. is a leading international specialty insurance group with offices across the United States and in the United Kingdom, Spain and Ireland. As of March 31, 2010, HCC had assets of $8.9 billion and shareholders’ equity of $3.1 billion. HCC’s major domestic and international insurance companies have a financial strength rating of “AA (Very Strong)” from Standard & Poor’s Corporation. HCC’s major domestic insurance companies have a financial strength rating of “AA (Very Strong)” from Fitch Ratings, “A1 (Good Security)” from Moody’s Investors Service, Inc., and “A+ (Superior)” by A.M. Best Company, Inc.
For more information about HCC, please visit http://www.hcc.com.
Contact:	Jonathan Lee, HCC Director of Investor Relations Telephone: (713) 996-1156
Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.
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